Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Record Fourth Quarter and

Full Year 2021 Results

Record Fourth Quarter Net Sales, Net Income, Adjusted EBITDA and Adjusted EBITDA Margin

Net sales of $4.6 billion increased 23.7% on a combined pro forma basis

Core Organic Sales Growth of 11.7% on a combined pro forma basis

Gross profit of $1.5 billion increased 52.5% on a combined pro forma basis

Adjusted EBITDA increased 110.0% to $793.4 million on a combined pro forma basis

March 1, 2022 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 BFS Highlights (includes BMC in Q4 2021 and not in Q4 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $4.6 billion for the quarter increased 83.1% driven by the merger with BMC, double-digit organic growth, and commodity inflation
•	Gross profit of $1.5 billion increased 122.0% driven by the merger with BMC, double-digit organic growth, and commodity inflation
•	Net income grew 216.2% to $442.5 million, or $2.31 per diluted share, and adjusted net income increased 247.6% to $532.4 million, or $2.78 per diluted share

•	The Company repurchased approximately 16.5 million shares of its common stock for a total cost of approximately $1.2 billion

Full Year 2021 BFS Highlights (includes BMC in Full Year 2021 and not Full Year 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $19.9 billion for the period increased 132.4% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Gross profit of $5.9 billion increased 163.3% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Net income increased 450.3% to $1.7 billion, or $8.48 per diluted share, and adjusted net income grew 464.8% to $2.1 billion, or $10.32 per diluted share

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

Fourth Quarter 2021 Highlights Compared to Combined Non-GAAP Pro Forma Fourth Quarter 2020

•	Net sales of $4.6 billion for the period increased 23.7% compared to the combined pro forma prior year period

•

Core organic sales, which excludes the impacts of acquisitions (other than the BMC merger) and commodity price fluctuations and differences in the number of selling days between periods, increased 11.7%

•	Commodity inflation increased net sales 5.3%

•	Acquisitions, excluding the BMC merger, contributed net sales growth of 6.7%

•	Gross profit of $1.5 billion increased 52.5% compared to the combined pro forma prior year period

•	As a percentage of net sales, SG&A increased 60 basis points to 18.6%

•	Net income of $442.5 million, or $2.31 per diluted share, and adjusted net income of $532.4 million, or $2.78 per diluted share

•	Adjusted EBITDA increased 110.0% to a record fourth quarter $793.4 million driven by commodity values, pricing, and strong demand in the residential housing market

•	Adjusted EBITDA margin increased 700 basis points to 17.1%

•	Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 1.0x and liquidity of $0.7 billion

Dave Flitman, CEO of Builders FirstSource, commented, “We achieved another quarter of double-digit core organic growth to conclude an outstanding year of above market performance and record results in 2021. On a pro forma basis in 2021, we delivered core organic growth of 21% and produced record sales of nearly $20 billion to deliver over $3 billion of Adjusted EBITDA and a record adjusted EBITDA margin of 15.4%. Our business is strong and we grew sales by more than 25% and adjusted EBITDA by more than 60%. I am extremely proud of our team members who achieved these outstanding results despite the many supply chain challenges impacting our industry.”

Mr. Flitman continued, “Looking at our progress, we are clearly leveraging the strength of our industry-leading platform, national network, operating model and robust demand environment to deliver exceptional growth, profitability and free cash flow. In addition, we continued to execute on our strategic priorities to invest both organically and through M&A, while returning capital to our shareholders through share repurchases.    With a thoughtful and disciplined approach to deploying our capital, we are transforming the homebuilding industry through our investments in digital, expanding valued-added offerings for our customers, and making strategic acquisitions that bolster and extend our industry leadership position. For 2022, we continue to expect strong demand in single-family housing and across our portfolio of value-added products and solutions.”

Builders FirstSource Financial Performance Highlights—Fourth Quarter 2021 Compared to Combined Non-GAAP Pro Forma Fourth Quarter 2020

Net Sales

•

Net sales for the period were $4.6 billion, a 23.7% increase compared to the combined pro forma prior year period. Core organic sales increased by 11.7%, while commodity price inflation contributed 5.3% to net sales. Acquisitions, excluding the BMC merger, contributed net sales growth of 6.7%

•

Core organic sales in value-added products grew by an estimated 28.3% compared with the combined pro forma prior year period. Robust demand nationally was somewhat restrained by material availability constraints.

•	Demand for single family housing continues to drive top-line growth. For the quarter, our core organic customer growth increased 14.4% for Single Family, 1.2% for R&R/Other and 6.7% for Multi Family.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

Gross Profit

•

Gross profit was $1.5 billion, an increase of $511.3 million or 52.5% compared with the combined pro forma prior year period. Our gross margin increased 610 basis points to 32.1%, primarily driven by disciplined pricing in a volatile, supply-constrained marketplace, as well as effective and timely sourcing.

Selling, General and Administrative Expenses

•

SG&A was $864.0 million, an increase of approximately $189.0 million, or 28.0%, compared to the combined pro forma prior year period, driven primarily by expense related to the BMC merger and other acquisitions including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and core organic growth. As a percentage of net sales, total SG&A increased by 60 basis points to 18.6%.

Interest Expense

•

Interest expense increased by $5.8 million to $40.3 million compared to the same combined pro forma prior year period. The year-over-year increase is primarily due to the $1.0 billion senior unsecured Notes due 2032 issued in the third quarter, partially offset by the reduction in the senior secured Notes due 2027.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $139.1 million, compared to $64.3 million in the combined pro forma prior year period. The effective tax rate in the fourth quarter was 23.9%, up 40 basis points versus the prior year period.

Net Income

•

Net income was $442.5 million, or $2.31 earnings per diluted share, compared to combined pro forma net income of $200.7 million, or $0.96 earnings per diluted share, in the same period a year ago. Adjusted net income was $532.4 million, or $2.78 adjusted earnings per diluted share, compared to combined pro forma adjusted net income of $225.5 million, or $1.08 adjusted earnings per diluted share, in the prior year period. The 136.1% increase in adjusted net income was primarily driven by the increase in net sales and gross margin partially offset by higher income tax and SG&A expense described above. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity.

Adjusted EBITDA

•	Adjusted EBITDA increased 110.0% to $793.4 million, driven by solid demand across our key customer end-markets, commodity inflation, and pricing.

•	Adjusted EBITDA margin improved to a record 17.1%, which increased 700 basis points compared to the year-over-year pro forma period.

Builders FirstSource Financial Performance Highlights – Full Year 2021 Compared to Combined Non-GAAP Pro Forma Full Year 2020

•

Net sales for the period were $19.9 billion, a 55.8% increase compared to the pro forma year-over- year period. Commodity price inflation contributed 30.2% to net sales, while core organic sales increased by 20.6%. Acquisitions completed during 2021, excluding the BMC merger, contributed net sales growth of 5.4%, while the numbers of selling days reduced net sales growth by 0.4%.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

•

Core organic sales in value-added products grew by an estimated 29.8%, led by 42.5% growth in our Manufactured Products category compared with the combined pro forma prior year period. Robust demand nationally was restrained by material availability constraints.

•

Strong execution and demand for single family housing continues to drive core organic growth. For the year-over-year period, our core organic growth increased 27.7% for Single Family, 1.8% for R&R/Other, and 1.5% for Multi Family.

Gross Profit

•

Gross profit was $5.9 billion, an increase of $2.6 billion or 77.7% compared with the combined pro forma prior year period. Our gross margin increased 360 basis points to 29.4%, primarily driven by disciplined pricing in a volatile, supply-constrained marketplace.

Selling, General and Administrative Expenses

•

SG&A was $3.5 billion, an increase of approximately $962.2 million or 38.5%, compared to the combined pro forma prior year period, driven primarily by expenses related to the BMC merger and other acquisitions, including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and core organic growth. As a percentage of net sales, total SG&A decreased by 220 basis points to 17.4% due to the effect of higher net sales against fixed costs and continued expense control.

Interest Expense

•

Interest expense decreased by $22.1 million to $135.9 million compared to the combined pro forma prior year period. The year-over-year decrease includes higher one-time charges of $29.4 million related to debt financing transactions during the twelve months of 2020, compared to $8.1 million in the twelve months of 2021.

Income Tax Expense

•	Driven by higher profitability, income tax expense was $526.1 million, compared to $148.3 million in the combined pro forma prior year period. The effective tax rate was 23.4%.

Net Income

•

Net income was $1.7 billion, or $8.48 earnings per diluted share, compared to combined pro forma of $484.8 million, or $2.34 earnings per diluted share, in the same period a year ago. Adjusted net income was $2.1 billion, or $10.32 adjusted earnings per diluted share, compared to a combined pro forma of $577.2 million, or $2.79 adjusted earnings per diluted share, in the prior year period. The 263.7% increase in adjusted net income was primarily driven by the increase in net sales and gross margin. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity, as well as losses recognized on the refinancing and extinguishment of debt.

Adjusted EBITDA

•	Adjusted EBITDA increased 185.5% to $3.1 billion, driven by solid demand across single family home growth, commodity inflation, pricing, and cost leverage.

•	Adjusted EBITDA margin improved to 15.4%, which increased 700 basis points compared to the year-over-year pro forma period.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•

For the twelve months ended December 31, 2021, cash provided by operating activities was $1.7 billion; and cash used in investing activities was $1.3 billion, including capital expenditures of $214.3 million, net of proceeds. The Company’s free cash was an inflow of $1.5 billion, primarily driven by the impact of commodity inflation and core organic growth. The free cash flow yearly result was lower than our forecasted guide as a result of net outflow of working capital related to the timing of rising commodity prices in December.

•	Liquidity as of December 31, 2021 was $0.7 billion, consisting of approximately $0.7 billion in net borrowing availability under the revolving credit facility and $43 million of cash on hand.

•

As of December 31, 2021, Adjusted EBITDA, on a combined pro forma trailing twelve-month basis, was $3.1 billion and net debt was $2.9 billion, resulting in a decrease of our net leverage ratio from 1.3x to 1.0x.

•

In the fourth quarter, BFS repurchased approximately 16.5 million shares of its common stock at an average price of $70.89, for a total cost of approximately $1.2 billion. As of January 31, 2022, BFS completed its previously-announced $1.0 billion share repurchase authorization and as of January 31, 2022, BFS had approximately 176.8 million shares outstanding. For 2021, the Company repurchased approximately 27.5 million shares of its common stock at an average price of $63.63, for a total cost of approximately $1.7 billion.

•

In January 2022, the Company completed a private offering of an additional $300.0 million in aggregate principal amount of 2032 notes at an issue price equal to 100.50% of par value. Net proceeds from the offering were used to repay borrowings on the 2026 facility and to pay related transaction fees and expenses. In addition, the Company amended the 2026 facility to increase the total commitments by an aggregate amount of $400.0 million resulting in a new $1.8 billion amended credit facility.

•	In February 2022, the Board approved a new $1 billion share repurchase authorization.

Pro Forma Combined Unaudited and Adjusted Information, Fourth Quarter 2021

The Company has provided supplemental unaudited financial data of the combined company in this press release. The below financial data combines Builders FirstSource and BMC historical operating results as if the businesses had been operated together on a combined basis during prior periods along with adjustments to reclassify certain BMC historical financial information to conform to Builders FirstSource historical financial information. This financial data is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma data information prepared in accordance with Article 11 of SEC Regulation S-X.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(in millions)		(Pro Forma)		(Pro Forma)
Net sales	$4,634.8	$3,746.9	$19,893.9	$12,766.1
Gross margin	1,485.8	974.5	5,851.0	3,292.5
Gross margin %	32.1%	26.0%	29.4%	25.8%
Net income	442.5	200.7	1,725.4	484.8
Adjusted EBITDA	793.4	377.8	3,060.3	1,071.9
Adjusted net income	532.4	225.5	2,099.4	577.2

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BMC Merger Integration

Since closing the merger with BMC on January 1, 2021, Builders FirstSource has made substantial progress in integrating the two companies while delivering solid execution.

The Company exited 2021 realizing expected cost synergies of $160 million through 2022.

The Company delivered $32 million in cost synergies in the fourth quarter and $108 million for the full year 2021. In addition, the Company expects 2022 realized cost synergies related to the BMC integration will be approximately $52 million.

In addition, the Company believes it will deliver approximately $100 million in productivity savings in 2022.

M&A Update

On December 7, 2021, the Company acquired Truss Technologies, for approximately $30 million. Truss Technologies is a highly profitable manufacturer of roof and floor trusses in Western Michigan, with trailing twelve months 2021 sales of approximately $30 million.

On December 31, 2021, the Company closed its acquisition of National Lumber, the largest independent building materials supplier in New England. National Lumber operates 16 facilities and employs more than 700 people across Massachusetts, Connecticut and Rhode Island, with a diverse mix of products and end markets, including a strong R&R mix of business. National Lumber sales were approximately $440 million in 2021.

2022 Assumptions:

The Company’s anticipated 2022 performance is based on several assumptions, including the following:

•

Single family starts percentage growth across our geographies in the mid-single digits; multi-family starts percentage increase in the low to mid-single digits; and R&R growth in the low to mid-single digits.

•	Recently completed acquisitions projected to add net sales growth of 4% to 5%.

•	One fewer selling day in 2022 versus 2021 or approximately 0.4%.

•

Depreciation and amortization expenses in the range of $440 million to $460 million, including approximately $180 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $190 million and total amortization of $260 million for the full year 2022.

•	Total capital expenditures spend in the range of $400 million to $420 million.

•	Free cash flow in the range of $1.6 billion to $2.0 billion assuming average commodity prices in the range of $600 to $1,000

•	Interest expense in the range of $175 million to $185 million.

•	An effective tax rate between 23.0% to 25.0%.

Conference Call

Builders FirstSource will host a conference call Tuesday, March 1, 2022, at 8:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the market opens on Tuesday, March 1st at 6:00am CT. To participate in the teleconference, please dial into the call a few minutes before the start time: (877)

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

876-9176 (U.S. and Canada) and (785) 424-1670 (international), Conference ID: BLDRQ42021 A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, March 8th, 2022. To access the replay, please dial 800-839-8708 (U.S. and Canada) and 402-220-6077 (international) and refer to pass code BLDRQ42021. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with approximately 565 locations and have a market presence in 47 of the top 50 and 85 of the top 100 MSA’s, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the Company’s business and the homebuilding industry, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy, including labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in the other reports Builders FirsSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

Comparisons to the prior period include prior year results on a combined Non-GAAP Pro Forma basis.

Pro Forma Combined Financial Data

For avoidance of doubt, the pro forma combined unaudited and adjusted information also was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included the Pro Forma S-4 Filing, which provides the pro forma financial information prepared in accordance with Article 11 of SEC Regulation S-X. For instance, the supplemental unaudited combined financial information does not give effect to the BMC merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Builders FirstSource treated as the legal and accounting acquirer, and was not prepared to reflect the merger as if it occurred on the first day of any of the fiscal periods presented. The pro forma combined unaudited and adjusted information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Builders FirstSource and BMC. Consequently, the pro forma combined unaudited and adjusted information is intentionally different from, but does not supersede, the pro forma financial information set forth in the Pro Forma S-4 Filing or the pro forma financial information set forth in the Company’s most recent quarterly report on Form 10-Q.

In addition, the pro forma combined unaudited and adjusted information does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The pro forma combined unaudited and adjusted information have no impact on Builders FirstSource’s or BMC’s previously reported consolidated balance sheets or statements of operations, cash flows or equity.

#    #    #

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$4,634,809	$2,530,760	$19,893,856	$8,558,874
Cost of sales	3,149,009	1,861,572	14,042,900	6,336,290

Gross margin	1,485,800	669,188	5,850,956	2,222,584
Selling, general and administrative expenses	864,010	455,293	3,463,532	1,678,730

Income from operations	621,790	213,895	2,387,424	543,854
Interest expense, net	40,284	28,903	135,877	135,688

Income before income taxes	581,506	184,992	2,251,547	408,166
Income tax expense	139,050	45,078	526,131	94,629

Net income	$442,456	$139,914	$1,725,416	$313,537

Net income per share:
Basic	$2.33	$1.20	$8.55	$2.69

Diluted	$2.31	$1.18	$8.48	$2.66

Weighted average common shares:
Basic	189,563	116,819	201,839	116,611

Diluted	191,474	118,591	203,470	117,917

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Twelve Months Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$1,725,416	$313,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	547,352	116,566
Deferred income taxes	(34,573)	16,614
Stock-based compensation expense	31,486	17,022
Net gain on sale of assets	(32,421)	(1,067)
Other non-cash adjustments	6,896	10,208
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(453,911)	(246,912)
Inventories	(282,165)	(220,101)
Contract assets	(103,326)	(12,631)
Other current assets	(33,489)	(19,743)
Other assets and liabilities	(1,155)	50,370
Accounts payable	191,885	160,947
Accrued liabilities	91,419	55,361
Contract liabilities	90,135	19,896

Net cash provided by operating activities	1,743,549	260,067

Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(1,206,471)	(32,643)
Proceeds from divestiture of business	76,162	—
Purchases of property, plant and equipment	(227,891)	(112,082)
Proceeds from sale of property, plant and equipment	13,560	8,500

Net cash used in investing activities	(1,344,640)	(136,225)

Cash flows from financing activities:
Borrowings under revolving credit facility	3,125,000	891,000
Repayments under revolving credit facility	(2,612,000)	(843,000)
Proceeds from long-term debt and other loans	1,000,000	895,625
Repayments of long-term debt and other loans	(554,677)	(618,542)
Payments of debt extinguishment costs	(4,950)	(22,686)
Payments of loan costs	(19,450)	(13,800)
Exercise of stock options	726	1,424
Repurchase of common stock	(1,714,761)	(4,153)

Net cash (used in) provided by financing activities	(780,112)	285,868

Net change in cash and cash equivalents	(381,203)	409,710

Cash and cash equivalents at beginning of period	423,806	14,096

Cash and cash equivalents at end of period	$42,603	$423,806

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$42,603	$423,806
Accounts receivable, less allowances of $39,510 and $17,637 at December 31, 2021 and December 31, 2020, respectively	1,708,796	822,753
Other receivables	255,075	76,436
Inventories, net	1,626,244	784,527
Contract assets	207,587	57,265
Other current assets	127,964	58,895

Total current assets	3,968,269	2,223,682
Property, plant and equipment, net	1,385,441	749,130
Operating lease right-of-use assets, net	457,833	274,562
Goodwill	3,270,192	785,305
Intangible assets, net	1,603,409	119,882
Other assets, net	29,199	21,110

Total assets	$10,714,343	$4,173,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,093,370	$600,357
Accrued liabilities	718,904	327,081
Contract liabilities	216,097	58,455
Current portion of operating lease liabilities	96,680	61,625
Current maturities of long-term debt	3,660	27,335
Total current liabilities	2,128,711	1,074,853

Noncurrent portion of operating lease liabilities	375,289	219,239
Long-term debt, net of current maturities, discounts and issuance costs	2,926,122	1,596,905
Deferred income taxes	362,121	49,495
Other long-term liabilities	119,619	80,396

Total liabilities	5,911,862	3,020,888

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 179,820 and 116,829 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,798	1,168
Additional paid-in capital	4,260,670	589,241
Retained earnings	540,013	562,374

Total stockholders’ equity	4,802,481	1,152,783

Total liabilities and stockholders’ equity	$10,714,343	$4,173,671

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Reconciliation to Adjusted EBITDA:
GAAP net income	$442.5	$139.9	$1,725.4	$313.5
Acquisition and integration expense	18.4	10.8	125.9	25.1
Debt issuance and refinancing cost (1)	3.5	1.4	8.1	29.4
Amortization expense	96.5	5.4	358.1	22.1
Tax-effect of adjustments to net income	(28.4)	(4.2)	(118.1)	(18.4)

Adjusted net income	$532.4	$153.2	$2,099.4	$371.7

Weighted average diluted common shares	191.5	118.6	203.5	117.9
Diluted adjusted net income per share:	$2.78	$1.29	$10.32	$3.15
Reconciling items:
Depreciation expense	$49.4	$23.9	$189.3	$94.5
Interest expense, net	36.8	27.5	127.8	106.3
Income tax expense	167.4	49.3	644.2	113.0
Stock compensation expense	6.2	4.9	25.0	17.0
Gain on sale and asset impairments	0.9	(1.9)	(26.5)	(3.2)
Other management-identified adjustments (2)	0.3	0.2	1.0	0.9

Adjusted EBITDA	$793.4	$257.1	$3,060.3	$700.2

Adjusted EBITDA margin	17.1%	10.2%	15.4%	8.2%

(1)	Costs associated with issuing and extinguishing long term debt in 2021 and 2020.
(2)	Primarily relates to severance and other one time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Net sales	$4,634.8	$2,530.8	$19,893.9	$8,558.9
Cost of sales	3,149.0	1,861.6	14,042.9	6,336.3

Gross margin	1,485.8	669.2	5,851.0	2,222.6
Gross margin %	32.1%	26.4%	29.4%	26.0%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	15.7%	16.3%	14.6%	17.8%
Adjusted EBITDA	793.4	257.1	3,060.3	700.2
Adjusted EBITDA margin %	17.1%	10.2%	15.4%	8.2%
Depreciation expense	(49.4)	(23.9)	(189.3)	(94.5)
Interest expense, net of debt issuance cost and refinancing	(36.8)	(27.5)	(127.8)	(106.3)
Income tax expense	(167.4)	(49.3)	(644.2)	(113.0)
Other adjustments	(7.4)	(3.2)	0.5	(14.7)

Adjusted net income	$532.4	$153.2	$2,099.4	$371.7

Basic adjusted net income per share:	$2.81	$1.31	$10.40	$3.19

Diluted adjusted net income per share:	$2.78	$1.29	$10.32	$3.15

Weighted average common shares
Basic	189.6	116.8	201.8	116.6
Diluted	191.5	118.6	203.5	117.9

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021		December 31, 2021
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$10.6	$1,000.0	$18.8	$1,000.0
2030 Unsecured notes @ 5.00%	6.9	550.0	27.5	550.0
2027 Secured notes @ 6.75%	11.3	612.5	47.4	612.5
Revolving credit facility @ 2.80% Floating LIBOR	1.8	588.0	10.0	588.0
Amortization of debt issuance costs, discount and premium	1.1	—	3.8	—
Finance leases and other finance obligations	5.1	206.8	20.4	206.8
Debt issuance and refinancing cost	3.5		8.1
Cash	—	(42.6)	—	(42.6)

Total	$40.3	$2,914.7	$135.9	$2,914.7

	Three Months Ended	Twelve Months Ended
(in millions)	December 31, 2021	December 31, 2021
Free Cash Flow
Operating activities	$840.3	$1,743.5
Less: Capital expenditures, net of proceeds	(65.9)	(214.3)

Free cash flow	$774.5	$1,529.2

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended December 31,					Twelve Months Ended December 31,
	2021		2020			2021		2020
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,171.9	25.3%	$498.9	19.7%	134.9%	$4,333.3	0.0%	$1,640.5	19.2%	-100.0%
Windows, doors & millwork	911.6	19.7%	413.7	16.3%	120.4%	3,332.0	16.7%	1,629.2	19.0%	104.5%

Value-added products	2,083.5	45.0%	912.6	36.1%	128.3%	7,665.3	38.5%	3,269.7	38.2%	134.4%
Gypsum, roofing & insulation	144.5	3.1%	128.5	5.1%	12.5%	656.4	3.3%	514.6	6.0%	27.6%
Siding, metal & concrete products	394.9	8.5%	191.8	7.6%	105.9%	1,531.1	7.7%	773.6	9.0%	97.9%
Other	331.5	7.2%	247.8	9.7%	33.8%	1,628.9	8.2%	924.6	10.8%	76.2%

Specialized products & other	870.9	18.8%	568.1	22.4%	53.3%	3,816.4	19.2%	2,212.8	25.9%	72.5%
Lumber & lumber sheet goods	1,680.4	36.2%	1,050.1	41.5%	60.0%	8,412.2	42.3%	3,076.4	35.9%	173.4%

Total net sales	$4,634.8	100.0%	$2,530.8	100.0%	83.1%	$19,893.9	100.0%	$8,558.9	100.0%	132.4%

Builders FirstSource Reports Fourth Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
(in millions)		(Pro Forma)		(Pro Forma)
Net sales	$4,634.8	$3,746.9	$19,893.9	$12,766.1
Gross margin	1,485.8	974.5	5,851.0	3,292.5
Gross margin %	32.1%	26.0%	29.4%	25.8%
Net income	442.5	200.7	1,725.4	484.8
Adjusted EBITDA	793.4	377.8	3,060.3	1,071.9
Adjusted net income	532.4	225.5	2,099.4	577.2